Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ACELRX PHARMACEUTICALS, INC.

The undersigned, Richard King, hereby certifies that:

1.        He is the duly elected and acting President and Chief Executive Officer of AcelRx Pharmaceuticals, Inc., a Delaware corporation.

2.        The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on July 13, 2005. The corporation was originally incorporated under the name of SuRx., Inc.

3.        The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of this corporation is AcelRx Pharmaceuticals, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 3500 South Dupont Highway, Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

(A)      Classes of Stock.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 117,736,125 shares, each with a par value of $0.001 per share. 71,000,000 shares shall be Common Stock, 46,736,125 shares shall be Preferred Stock.

(B)      Rights, Preferences and Restrictions of Preferred Stock.  The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (this “Restated Certificate”) may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 8,456,581 shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 5,279,544 shares. The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 33,000,000 shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1.        Dividend Provisions.  The holders of shares of Preferred Stock shall be entitled to receive, on a pari passu basis, non-cumulative dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation, provided that an adjustment to the respective Conversion Price (as defined below) of such other securities or rights has been made in accordance with Section 4(d)(ii) below) on the Common Stock of the Corporation, at the rate of $0.80 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series A Preferred Stock, at the rate of $1.28 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series B Preferred Stock and at a rate of $0.315424 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each share of Series C Preferred Stock, payable quarterly when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”). After payment of such dividends, any additional dividends shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Preferred Stock into Common Stock).

2.        Liquidation.

  (a)        Preference.  In the event of a Liquidation Transaction (as defined in Section 2(c)(i)), either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to, any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, (i) for the Series A Preferred Stock, an amount per share equal to $10.00 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series A Preferred Stock then held, plus declared but unpaid dividends, (ii) for the Series B Preferred Stock, an amount per share equal to $16.00 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series B Preferred Stock then held, plus declared but unpaid dividends and (iii) for the Series C Preferred Stock, an amount per share equal to $3.9428 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series C Preferred Stock then held, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

  (b)        Remaining Assets.  Upon the completion of the distribution required by Section 2(a) above, if assets remain in the Corporation, the holders of the Common

Stock of the Corporation shall ratably receive all of the remaining assets of the Corporation based on the number of shares of Common Stock held by each.

(c)        Escrow and Contingency Payments.  In the event of a Liquidation Transaction, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the transaction documents shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a) and 2(b) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (ii) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a) and 2(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(d)        Certain Acquisitions.

  (i)        Deemed Liquidation.  For purposes of this Section 2, a “Liquidation Transaction” shall (A) mean any liquidation, dissolution, or winding up of the Corporation, or (B) be deemed to occur if the Corporation shall sell, convey, exclusively license or otherwise dispose of all or substantially all of its property or business or merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation) (the latter Liquidation Transaction, a “Deemed Liquidation”), provided, however, that none of the following shall be considered a Liquidation Transaction: (1) a merger effected exclusively for the purpose of changing the domicile of the Corporation, (2) an equity financing in which the Corporation is the surviving corporation, or (3) a transaction in which the stockholders of the Corporation immediately prior to the transaction own 50% or more of the voting stock of the surviving corporation following the transaction (taking into account only stock of the Corporation held by such stockholders prior to the transaction).

  (ii)        Valuation of Consideration.  In the event of a Deemed Liquidation, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

    (A)        Securities not subject to investment letter or other similar restrictions on free marketability:

        (1)        If traded on a securities exchange or The Nasdaq Stock Market (“Nasdaq”), the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange or Nasdaq over a specified time period;

    (2)        If actively traded over-the-counter, the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

    (3)        If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B)        The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(d)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii)        Notice of Liquidation Transaction.  The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or 10 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than 20 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Restated Certificate, all notice periods or requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of at least sixty percent (60%) of the Preferred Stock that are entitled to such notice rights, voting together as a single class.

(iv)        Effect of Noncompliance.  In the event the requirements of this Section 2(d) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(d)(iii).

3.        Redemption.  The Preferred Stock is not redeemable at the option of the holder thereof.

4.        Conversion.  The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)        Right to Convert.

  (i)        Subject to Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by (i) for the Series A Preferred Stock, dividing $10.00 by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, (ii) for the Series B Preferred Stock, dividing $16.00 by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion and (iii) for the Series C Preferred Stock, dividing $3.9428 by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share of Series A Preferred Stock shall be $10.00 (which conversion price shall be adjusted due to the sale of Series C Preferred Stock pursuant to the Series C Preferred Stock Purchase Agreement dated November 23, 2009 (the “Series C Purchase Agreement”)). The initial Conversion Price per share of Series B Preferred Stock shall be $16.00 (which conversion price shall be adjusted due to the sale of Series C Preferred Stock pursuant to the Series C Purchase Agreement). The initial Conversion Price per share of Series C Preferred Stock shall be $3.9428. All such initial Conversion Prices shall be subject to adjustment as set forth in Section 4(d).

  (ii)        In connection with a future equity financing event or events in which the Corporation issues and sells equity securities at an original issue price of less than $3.9428 per share (a “Qualified Financing”), each share of Series C Preferred Stock shall be convertible, at the election of the holders of at least sixty percent (60%) of the then outstanding shares of Series C Preferred Stock (the “Requisite Series C Holders”), into shares of the equity securities issued and sold by the Corporation in the Qualified Financing (the “Next Round Stock”) at a conversion ratio of one share of Series C Preferred Stock converting into the number of shares of Next Round Stock equal to $3.9428 divided by the price per share of the Next Round Stock. The conversion shall be effective at the closing of such Qualified Financing if such conversion has been so elected. The election to convert shares of Series C Preferred Stock into shares of the Next Round Stock shall be made in accordance with, and subject to, the provisions set forth in Section 4(c)(ii). The conversion right of the Series C Preferred Stock under this Section 4(a)(ii) shall terminate at the point when the Corporation has raised gross proceeds in future equity financing events (excluding the first $15,370,864.84 but including any additional amounts raised pursuant to the Series C Purchase Agreement) in an amount equal to at least $15,000,000 (the “Gross Raise Amount”). For the avoidance of doubt, in the event that there are multiple Qualified Financings prior to the Corporation raising the Gross Raise Amount, then upon the initial closing of each Qualified Financing, if the Requisite Series C Holders have not yet elected to convert into the Next Round Stock, the Requisite Series C Holders may elect to do so, provided that the Requisite Series C Holders are only entitled to one election pursuant to this Section 4(a)(ii). Upon the election and conversion of the Series C Preferred Stock into the Next Round Stock, the option to convert any shares into Next Round Stock pursuant to this Section 4(a)(ii) shall cease.

(b)        Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), immediately prior to and in connection with the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which is not less than $12.00 (as adjusted for stock splits, stock dividends, reclassification and the like) and which results in aggregate gross cash proceeds to the Corporation of not less than $30,000,000 (before deduction of underwriting discounts and commissions), or (ii) the date specified by written consent or agreement of the holders of at least 60% of the then outstanding shares of Preferred Stock, voting together as a single class.

(c)        Mechanics of Conversion.

  (i)        Conversion to Common Stock.  Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a certificate for the remaining number of shares of Preferred Stock, as the case may be, if less than all of the Preferred Stock, as the case may be, evidenced by the certificate were surrendered. Such conversion shall be deemed to have been made immediately prior to the close of business on (i) the date of such surrender of the shares of Preferred Stock to be converted or (ii) if applicable, the date of automatic conversion specified in Section 4(b) above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of public Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

  (ii)        Conversion to Next Round Stock.  Unless such notice period is waived by at least sixty percent (60%) of the holders of the Series C Preferred Stock, at least ten (10) business days prior to each initial closing of a Qualified Financing, the Corporation shall provide all holders of Series C Preferred Stock written notice of the Qualified Financing. In order to be eligible to convert shares of Series C Preferred Stock into shares of the Next Round Stock pursuant to Section 4(a)(ii) above, at least five (5) business days prior to such closing of the Qualified Financing, holders representing at least sixty percent (60%) of the Series C Preferred Stock shall provide written notice to the Corporation and to all other holders of Series C Preferred Stock of the election to convert all shares of Series C Preferred Stock into shares of the Next Round Stock pursuant to Section 4(a)(ii). Each holder of Series C Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), at the office of the Corporation or of any transfer agent for such series of Series C Preferred Stock, and provide the Corporation notice of the name or names in which the certificate or certificates for shares of the Next Round Stock are to be issued. Moreover, each holder shall also become a party and subject to all of the agreements and other terms of the Qualified Financing and otherwise agree to execute and deliver such other documents and certificates as are generally requested and provided by other purchasers of Next Round Stock. The Corporation shall, as soon as practicable thereafter and upon compliance of such holder with the requirements of this Section 4(c)(ii), issue and deliver at such office to such holder of such Series C Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of the Next Round Stock equal to the number of shares of Series C Preferred Stock as determined pursuant to Section 4(a)(ii) above. Such conversion shall be deemed to have been made immediately prior to the close of business on the later of (i) the date of such surrender of the shares of the Series C Preferred Stock to be converted or (ii) the effective date of conversion specified in Section 4(a)(ii) above, and the person or persons entitled to receive the shares of the Next Round Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of the Next Round Stock as of such date. Regardless of whether the holder of Series C Preferred Stock has duly endorsed and surrendered the certificate of certificates therefore, and become a party and subject to all of the agreements and other terms of the Qualified Financing, such holder shall thereafter forfeit any rights associated with such shares of Series C Preferred Stock, including but not limited to conversion rights, liquidation rights and dividend rights, and the sole rights of such holder in connection with such shares of Series C Preferred Stock previously held shall instead be the rights associated with the Next Round Stock.

(d)        Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.  The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

  (i)        Issuance of Additional Stock below Purchase Price.

    (A)        Adjustment for Series A Preferred Stock or Series B Preferred Stock.

        (1)        If the Corporation should issue, at any time after the date upon which any shares of Series C Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than Conversion Price of the Series A Preferred Stock or Series B Preferred Stock, respectively, in effect immediately prior to the issuance of such Additional Stock, the Conversion Price applicable to Series A Preferred Stock or Series B Preferred Stock in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i)(A), unless otherwise provided in this Section 4(d)(i).

    (2)        Whenever the Conversion Price of the Series A Preferred Stock or Series B Preferred Stock is adjusted pursuant to this Section 4(d)(i)(A), the new Conversion Price for such series shall be determined by multiplying the Conversion Price then in effect for such series by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such applicable Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(F) below.

(B)        Adjustment for Series C Preferred Stock.

    (1)        Until such time as the Corporation has raised the Gross Raise Amount, any issuances or deemed issuances of Additional Stock, after the Purchase Date, for consideration per share less than the Conversion Price of the Series C Preferred Stock in effect on the date and immediately prior to such issuance, shall cause the then existing Conversion Price of the Series C Preferred Stock to forthwith be adjusted to equal the Effective Price (as hereinafter defined).

    (2)        At any time or from time to time after the Corporation has raised the Gross Raise Amount, any issuances or deemed issuances of Additional Stock, after the Purchase Date, for no consideration or a consideration per share less than the then existing Conversion Price of the Series C Preferred Stock, the new Conversion Price for such series shall be determined by multiplying the Conversion Price then in effect for such series by a fraction, (x) the numerator of which shall be the number of shares of Outstanding Common plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(F) below.

    (3)        The “Effective Price” of Additional Stock for purposes of this Section 4(d)(i)(B) shall mean the quotient determined by dividing the total number of Additional Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 4(d)(i), into the Aggregate Consideration (as such term is defined below) received, or deemed to have been received by the Corporation for such Additional Stock. In the event that the number of shares of Additional Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

    (4)        For the purpose of making any adjustment required under this Section 4(d)(i)(B), the aggregate consideration received by the Corporation for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, including at least two of the Preferred Director Representatives then in office, and (C) if (x) Additional Stock, (y) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Stock (“Convertible Securities”) or (z) rights or options to purchase either Additional Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Stock, Convertible Securities or rights or options.

(C)        Definition of “Additional Stock”.  For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(F)) by the Corporation after the Purchase Date) other than;

    (1)        Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Section 4(d)(ii) hereof;

    (2)        Common Stock issued or issuable to employees, officers, consultants or directors of the Corporation or other persons performing services for the Corporation, pursuant to any stock option plan or agreement or other stock incentive program or agreement of the Corporation as may be approved by the Board of Directors, including at least two of the Preferred Director Representatives then in office;

    (3)        Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, provided such issuances are for other than primarily equity financing purposes and provided further that the terms of which are approved by the Board of Directors, including at least two of the Preferred Director Representatives then in office;

    (4)        Common Stock or Preferred Stock issuable upon exercise of warrants, notes, or other convertible securities outstanding as of the date of this Restated Certificate;

    (5)        Common Stock issued upon conversion of the Preferred Stock;

    (6)        Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock; and

    (7)        Capital stock issued or issuable to an entity as a component of any business relationship with such entity for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Corporation’s products or services, (C) any equipment loan or leasing arrangement, real property leasing arrangement or debt financing, or (D) a merger or asset purchase with such entity, provided in each case that the terms of such business relationship with such entity are approved by the Board of Directors, including at least two of the Preferred Director Representatives then in office.

(D)        No Fractional Adjustments.  No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(E)        Determination of Consideration.  In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(F)        Deemed Issuances of Common Stock.  In the case of the issuance (whether before, on or after the applicable Purchase Date) of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(d)(i):

    (1)        The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(F).

       (2)        In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

       (3)        Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

       (4)        The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(F)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(F)(2) or 4(d)(i)(F)(3).

   (G)        No Increased Conversion Price.  Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(F)(2) and 4(d)(i)(F)(3), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(ii)        Stock Splits and Dividends.  In the event the Corporation should at any time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(F).

(iii)        Reverse Stock Splits.  If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the

Conversion Price of the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)        Other Distributions.  In the event the Corporation shall declare a distribution (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B)) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i) or 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f)        Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B)) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g)        No Impairment.  The Corporation will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(h)        No Fractional Shares and Certificate as to Adjustments.

  (i)        No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

    (ii)        Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock, as the case may be, at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock, as the case may be.

(i)        Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j)        Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(k)        Notices.  Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(l)        Waiver of Adjustment to Conversion Price.  Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least sixty percent (60%) of the outstanding shares of Preferred Stock. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

5.        Voting Rights.

  (a)        Except as expressly provided by this Restated Certificate or as provided by law, the holders of Preferred Stock shall have the same voting rights as the holders of Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and the Preferred Stock shall vote together as a single class on all matters. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

  (b)        At each meeting of stockholders at which members of the Board of Directors are to be elected, or whenever members of the Board of Directors are to be elected by written consent of the stockholders, (i) the holders of Series A Preferred Stock shall have a right to elect two members of the Board of Directors (the “Series A Director Representatives”); (ii) the holders of Series B Preferred Stock shall have a right to elect one member of the Board of Directors (the “Series B Director Representative”) (iii) the holders of a majority of the then outstanding shares of Common Stock, voting as a single class, shall have the right to elect two members of the Board of Directors; and (iv) the holders of a majority of the then outstanding shares of Common Stock, voting as a single class, and the holders of at least sixty percent (60%) of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, shall have the right to elect the remaining members of the Board of Directors. The Series A Director Representatives and the Series B Director Representative are collectively referred to herein as the “Preferred Director Representatives.”

  (c)        In the case of any vacancy on the Board of Directors occurring because of the death, resignation or removal of a director a successor shall be elected to serve for the unexpired term of the director whose office is vacant by the vote or written consent of the holders of the class or series of shares entitled to elect such director in accordance with the provisions of Section 5(b) above.

6.        Protective Provisions.  So long as at least 125,000 shares of Preferred Stock (subject to adjustment for stock splits, stock dividends, combinations, reclassifications or the like) are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least at least sixty percent (60%) of the then outstanding shares of Preferred Stock, voting together as a single class on an as converted basis:

      (a)        amend or waive any provision of the Corporation’s Restated Certificate or Bylaws so as to either (i) alter or change the rights, preferences or privileges of the shares of Preferred Stock or (ii) materially and adversely affect the Preferred Stock;

      (b)        increase or decrease the total number of authorized shares of the Corporation’s Common Stock or Preferred Stock;

      (c)        authorize or issue, or obligate itself to issue, any other equity security, including any security (other than Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock) convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series C Preferred Stock, with respect to voting (other than the pari passu voting rights of Common Stock), dividends, redemption, conversion or upon liquidation;

      (d)        redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock (i) from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or (ii) through the exercise of any right of first refusal contained in an agreement approved by the Board of Directors;

      (e)        effect a Liquidation Transaction;

      (f)        change the number of authorized directors; or

      (g)        declare or pay a dividend on the Common Stock or the Preferred Stock.

    7.        Status of Converted Stock.  In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(C)        Common Stock.

    1.        Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors, subject to a vote by the holders of at least sixty percent (60%) of the outstanding shares of Preferred Stock, voting together as a single class on an as converted basis, to approve such dividends.

    2.        Liquidation Rights.  Upon the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

      3.        Redemption.  The Common Stock is not redeemable at the option of the holder thereof.

      4.        Voting Rights.  Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

(D)        Reverse Stock Split.  Effective immediately, (i) each four (4) outstanding shares of the Corporation’s Common Stock shall be combined and reconstituted as one (1) share of the Corporation’s outstanding Common Stock, (ii) each four (4) outstanding shares of the Corporation’s Series A Preferred Stock shall be combined and reconstituted as one (1) share of the Corporation’s outstanding Series A Preferred Stock, (iii) each four (4) outstanding shares of the Corporation’s Series B Preferred Stock shall be combined and reconstituted as one (1) share of the Corporation’s outstanding Series B Preferred Stock and (iv) each four (4) outstanding shares of the Corporation’s Series C Preferred Stock shall be combined and reconstituted as one (1) share of the Corporation’s outstanding Series C Preferred Stock, (collectively, the “Reverse Stock Split”); provided, that all shares of Common Stock held by each holder shall be aggregated immediately prior to the effectiveness of the Reverse Stock Split; provided further, that all shares of a series of Preferred Stock held by each holder shall be aggregated immediately prior to the effectiveness of the Reverse Stock Split; provided further, that if the Reverse Stock Split would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the effective date of the Reverse Stock Split as determined in good faith by the Corporation’s Board of Directors. The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock or Preferred Stock are surrendered to the Corporation or its transfer agent; provided however, that the Corporation shall not be obligated to issue certificates evidencing the shares resulting from the Reverse Stock Split unless either the certificates evidencing such shares of Common Stock or Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Notwithstanding the foregoing, the par value of each share of the Corporation’s outstanding Common Stock and Preferred Stock will not be adjusted in connection with the Reverse Stock Split. All share amounts, dollar amounts and other provisions in this Amended and Restated Certificate of Incorporation have been appropriately adjusted to reflect the Reverse Stock Split, and no further adjustments shall be made to the share amounts, dollar amounts and other provisions, except in the case of any stock splits, reverse splits, recapitalization and the like occurring after the effective time of the Reverse Stock Split.

ARTICLE V

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A)        To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B)        The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C)        Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.”

*     *     *

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed at Palo Alto, California, on                     , 2011.

Richard King President and Chief Executive Officer